Exhibit 10.6

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of March 11, 2020 (the “Effective Date”), by and between Virpax Pharmaceuticals, Inc., a Delaware corporation, located at 101 Lindenwood Drive, Suite 225, Malvern, PA 19355 (“Virpax”), and Gerald W. Bruce, located at [***] (“Consultant”).

AGREEMENT

In consideration of the covenants set forth below, the parties agree as follows:

1.	Consulting Services. Whereas Virpax is seeking to gain advice related to EVP, Commercial Operations (as further described herein) and Consultant has the knowledge, expertise and experience required to assist Virpax with the Consulting Services described herein. The Consultant agrees to perform consulting and advisory services as may be requested by Virpax, related to Virpax’s products, and as Virpax and the Consultant shall agree from time to time. The Consultant shall render services either in person at Virpax’s location or by telephone, as Virpax may reasonably request. Such Consulting Services shall consist of, but not limited to, the following duties:

●	Reviewing Business Development Opportunities
●	Reviewing Business Analytics and Forecast modeling
●	Establishing Market Segmentation guidelines with business analytics
●	Assisting with the Commercial Infrastructure, including, training, marketing, trade, market access, CRM, and sales.
●	Commercial Advisor to the Board of Directors
●	Advising the President and CEO
●	Overseeing Contract Sales Organization (Syneos)
●	Advising commercial strategy with IPO

If you continue to be engaged under the Terms of this Agreement, at the time Virpax completes and Initial Public Offering (“IPO”) or commercially launches its first product (whichever comes first), Virpax will offer you a full-time position with the compensation to be determined at that time.

2.	Compensation. In consideration of the provision of said Consulting Services, Virpax shall compensate Consultant as follows:

●	As full and complete consideration for the successful completion of the Consulting Services for Virpax, Virpax shall grant Consultant stock options in Virpax equivalent to 75,000 shares of Virpax stock. Such shares shall be issued within thirty (30) days following the end of the Term. The stock option will be subject to the terms of the Virpax Equity Incentive Plan and a stock option agreement to be executed by Consultant as a condition of the grant. The stock options shall be the sole compensation paid to Consultant during this Term except for the reimbursable expenses as set forth herein.

●	Consultant will submit a monthly report for all services hereunder containing a detailed description of the services performed including the dates and time spent on the Consulting Services.

Consulting Agreement

●	Virpax will also reimburse Consultant for all reasonable, documented travel and other direct out-of-pocket expenses related to the Consulting Services, provided that Virpax has approved all expenditures in writing in advance of incurring such expenditures. A written request for reimbursement shall be forwarded monthly to Virpax listing all expenses (and related written documentation), with a description of Consultant’s activities. All requests for reimbursement shall be sent monthly to the address as follows:

Attn: Accounts Payable

Virpax Pharmaceuticals Inc.

101 Lindenwood Drive, Suite 225

Malvern, PA 19355

Email: accounts-payable@virpaxpharma.com

Virpax shall reimburse such approved expenses within thirty (30) days of receipt of Consultant’s accurate written request for reimbursement.

3.	Term. The term of this Agreement is for one (1) year from the Effective Date. Thereafter, the Agreement may be renewed for additional periods by mutual written agreement of the parties. Notwithstanding the foregoing, either party has the right to terminate this Agreement at any time on fifteen (15) days advance written notice specifying the effective date of such termination. In the event of any such early termination, compensation will be paid solely for the unreimbursed expenses by Consultant for the period up to and including the date of such termination. Compensation of share options will only be paid upon completion of the Consulting Services as described herein.

4.	Independent Contractor Status and Compliance with Laws. Consultant will be an independent contractor and will have sole control of the manner and means of performing Consultant obligations under this Agreement. Consultant will not be considered an agent or legal representative of Virpax. Consultant shall have no authority to commit or bind Virpax in any way. Consultant will be solely responsible for withholding and paying all applicable payroll taxes of any manner, including social security and other social welfare taxes or contributions that may be due on amounts paid to Consultant hereunder. In performing the Services, Consultant agrees to comply with all applicable federal, state and local laws (“Applicable law”). Consultant is under no obligation, express or implied, to purchase, prescribe, or otherwise support Virpax products. Further Consultant shall comply with the Virpax Code of Ethics.

5.	Immigration Status. As Consultant is an independent contractor, the parties agree that Virpax is not responsible for verification of the work authorization of Consultant and/or Consultant’s employees. Consultant represents and warrants that the Consultant and any employees of the Consultant are authorized to work and are not acting and will not act during the terms of the Agreement in violation of the Immigration Reform and Control Act of 1986 and its amendments and the regulations there under. Consultant will indemnify and hold Virpax harmless against all liabilities, including any fines, penalties, and or attorney’s fees incurred because Consultant and/or Consultant’s employees are not authorized for employment in the United States.

6.	Absence of Conflicts. Consultant warrants that:

●	Consultant is free to provide consulting services in accordance with the terms of this Agreement without violation of obligation to any third party, and by providing consultation services to Virpax Consultant will have no conflict of interest with any third party, including any employment relationships Consultant may have.

●	Consulting services will be provided on the Consultant’s personal time and not while on the premises of any employer of Consultant. Consultant further warrants that consulting services will be provided without use of any employer’s resources and facilities.

Consulting Agreement

●	If Consultant is a member of a committee that sets formularies or develops clinical guidelines, Consultant shall disclose to such committee the existence and nature of this Agreement and his/her relationship with Virpax. This disclosure requirement to any such committee shall extend for a minimum of two (2) years beyond the termination or expiration this Agreement. Further, Consultant shall follow all procedures set forth by such committee of which he/she is a member.

●	Consultant and Consultant’s representatives, including its subsidiaries, affiliates, directors, officers, agents, employees, and contractors shall comply with Anticorruption Laws (defined below) and shall not cause the other party, its subsidiaries or affiliates (collectively, “Affiliates”) to be in violation of any Anticorruption Law. “Anticorruption Laws” mean collectively: (i) the Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.) as amended (the “FCPA”); (ii) any applicable legislation or regulation implementing the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions (such convention, including the rules and regulations thereunder, (the “OECD Convention”); (iii) the U.K. Bribery Act of 2010 (“Bribery Act”), and (iv) all other applicable laws, regulations, orders, judicial decisions, conventions and international financial institution rules regarding domestic or international corruption, bribery, ethical business conduct, money laundering, political contributions, gift and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records, and financial controls.

7.	Rights in Work Product. Virpax will own all right, title and interest in all data, inventions, discoveries, drug product, formulations, product designs, know-how, formulas, ideas, studies, reports, documents, publications and the like or other information conceived, prepared, or created by Consultant during the term of this Agreement in the providing of consulting services hereunder. Consultant agrees to assign and hereby assigns to Virpax its rights in all copyrights, patents, trademarks, or other intellectual property of any kind arising from the work performed under this Agreement, which will be the sole property of Virpax, including all rights to reproduce and distribute. Consultant shall promptly disclose any such intellectual property to Virpax and assist Virpax in applying for, maintaining, or otherwise securing legal protection for the same, and Consultant agrees to execute any papers, documents or letters necessary to vest title in the intellectual property in Virpax.

8.	Non-compete. Consultant represents that it has disclosed, and will disclose, to Virpax any agreements that it has, or will have, to work on products that are, or will be, in direct competition with products being developed or marketed by Virpax.

9.	Hiring of Virpax Employees. During the term of this Agreement and for a period of one (1) year from the termination of this Agreement, Consultant will not, directly or indirectly, solicit for employment or hire for employment any employee of Virpax with whom Consultant has had contact or who becomes known to Consultant, whether before or after the date hereof, in connection with providing the consulting services set forth herein.

10.	Severability. Should any part of this Agreement be unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision will be replaced with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement will remain binding upon the parties.

Consulting Agreement

11.	Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or related to this Agreement. This Agreement is deemed by parties to have been executed and delivered in Malvern, Pennsylvania.

12.	Indemnity. Consultant hereby agrees to indemnify, defend and hold harmless Virpax and any of its affiliates, officers, directors and agents and employees (“Virpax Indemnitee”), from and against any and all losses, liabilities, damages, judgments, costs and expenses, including, without limitation, attorneys’ fees and court costs resulting from any claim asserted, action or suit brought by third-parties against Virpax Indemnitees due to (i) Consultant’s gross negligence or willful misconduct in connection with this Agreement; or (ii) as the result of Consultant’s breach of its obligations under this Agreement.

13.	Entire Agreement, Survival of Certain Provisions and Amendments. This Agreement together with the Confidentiality Agreement dated July 9, 2017 represents the entire understanding between the parties as of the date of this Agreement with respect to the subject matter described, by and between Consultant and Virpax, and supersedes all prior agreements, negotiations, understandings, representations, statements, and writings between the parties. Sections 5-14 and the Confidentiality Agreement referenced herein shall survive any expiration or termination of this Agreement. No modification, alteration, waiver or change in any of the terms of this Agreement will be valid or binding upon the parties unless made in writing and specifically referring to this Agreement and signed by each of the parties listed.

14.	Representations and Warranties. Consultant represents and warrants to Virpax that (a) Consultant will perform all services hereunder in a professional manner in accordance with all policies; (b) Consultant is not on the General Services Administrations’ List of parties excluded from Federal Programs; (c) Consultant has the full power of authority to enter into this Agreement and to perform the obligations set forth herein; (d) Consultant’s entering into this Agreement and fulfillment of Services will not infringe any third party’s contractual or intellectual property rights.

15.	Assignment. Consultant shall not assign, transfer, or subcontract this Agreement or any of its obligations hereunder without the prior written consent of Virpax. Without any requirement of consent by Consultant, Virpax shall have the right to assign and transfer this Agreement, in part or in whole, to any other third party. This Agreement shall inure to the benefit of any permitted assigns, successors in business, or subsidiaries or affiliates of the parties. Any attempted assignment or transfer in contravention of this Agreement shall be null and void.

16.	Debarment. Consultant represents that it has never been and, to the best of its knowledge after reasonable inquiry, its employees, if any, have never been debarred, or convicted for a crime for which a person can be debarred, under §335a (a) or (b) of the Generic Drug Enforcement Act of 1992 (“§335a (a) or (b)”), or is ineligible to receive investigational drugs under 21 CFR, Section 312.70 (an “Ineligible Person”). Consultant represents that it has never been and, to the best of its knowledge after reasonable inquiry, none of its employees, if any, have ever been threatened to be debarred, or indicted for a crime or otherwise engaged in conduct for which a person can be debarred under §335a (a) or (b). Consultant agrees that it will promptly notify Virpax in the event of any such debarment, ineligibility, conviction, threat, or indictment of either Consultant or Consultant’s employees, if any. The terms of the preceding sentence shall survive the termination or expiration of this Agreement for a period of three (3) years. Consultant acknowledges that Virpax shall have the right to terminate this Agreement immediately upon receipt of information regarding the debarment, ineligibility, conviction, threat, or indictment of either Consultant or Consultant’s employees, if any.

17.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, email, portable document format (or .pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as the physical delivery of the paper document bearing original signature.

[SIGNATURE PAGE TO FOLLOW]

Consulting Agreement

Agreed and Accepted as of the first date written above:

VIRPAX PHARMACEUTICALS, INC		CONSULTANT

By:	/s/ Anthony P. Mack	By:	/s/ Gerald W. Bruce
Name:	Anthony P. Mack	Name:	Gerald W. Bruce
Title	Chairman & CEO	Title:	Consultant